(N)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each dated March 19, 2024, and each included in this Pre-Effective Amendment No. 2 to the Registration Statement Form N- 2, File No.333-274872 of Voya Enhanced Securitized Income Fund (the "Registration Statement").

We also consent to the use of our report dated March 19, 2024, with respect to the financial statements of Voya Enhanced Securitized Income Fund as of February 12, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 19, 2024